EXHIBIT 99.01

Company Contact:	Investor Relations:
Richard Garr, President (301) 366-4960	CEOcast, Inc.
Dan Schustack (212) 732-4300
Media Contact:
Planet Communications
Deanne Eagle (917) 837-5866

NEURALSTEM RECEIVES APPROVAL TO COMMENCE FIRST ALS STEM CELL TRIAL AT EMORY ALS CENTER

ROCKVILLE, Maryland, December 18, 2009 –Neuralstem, Inc. (NYSE Amex: CUR) today announced that its Phase I trial to treat Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig’s disease) with its spinal cord stem cells has been approved by the Institutional Review Board (IRB) at Emory University in Atlanta, GA. The trial, which was approved by the FDA in September, will take place at the Emory ALS Center, under the direction of Dr. Jonathan Glass M.D., Director of the Emory ALS Center, who will serve as the site Principal Investigator (PI).

The trial will study the safety of Neuralstem’s cells and the surgical procedures and devices required for multiple injections of Neuralstem’s cells directly into the grey matter of the spinal cord. The Emory ALS Center has posted the relevant trial information for patients on its website at http://www.neurology.emory.edu/ALS/WhatsNew.html. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.

“The commencement of the first trial using our stem cells, and the first ALS stem cell trial in the U. S., represents a significant step in regenerative medicine,” said Richard Garr, Neuralstem CEO. “We look forward to working with the Emory ALS Center. We expect to begin treating patients with our stem cells in January. Again, patients who are interested should reach out directly to the Emory ALS Center.”

About the Trial

This Phase I trial, which will primarily evaluate safety of the cells and the surgery procedure, will ultimately consist of 18 ALS patients with varying degrees of the disease, who will be treated with spinal injections of Neuralstem’s patented human neural stem cells. The FDA has approved the first stage of the trial, which consists of 12 patients who will receive five-to-ten stem cell injections in the lumbar area of the spinal cord. The patients will be examined at regular intervals post-surgery, with final review of the data to come about 24 months later.

In addition to Dr. Glass, site PI at Emory,  the overall PI for the Neuralstem ALS trial program is Dr. Eva Feldman, M.D., Ph.D., Director of the University of Michigan Health System ALS Clinic and the Program for Neurology Research & Discovery.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem plans to initiate a Phase I clinical trial to treat ALS with its stem cells. ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE, June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly report on form 10-Q for the period ended September 30, 2009.

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